As filed with the Securities and Exchange Commission on August 16, 2005

Registration No. 333-126913

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Greater Bay Bancorp

(Exact name of registrant as specified in its charter)

California	6711	77-0487041
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

(650) 813-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Linda M. Iannone, Esq.

General Counsel

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

(650) 838-6109

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

William T. Quicksilver, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

Telephone: (310) 312-4210

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Greater Bay Bancorp hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to these notes. These notes may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell the notes, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated August 16, 2005

PROSPECTUS

Offer to Exchange

5.125% Senior Notes, Series D, due April 15, 2010

Which Have Been Registered Under the Securities Act of 1933

for

Any and All of its Outstanding

5.125% Senior Notes, Series C, due April 15, 2010

We are offering to exchange an aggregate principal amount of up to $150,000,000 of 5.125% Senior Notes, Series D, due April 15, 2010, which have been registered with the SEC for a like amount of our outstanding $150,000,000 5.125% Senior Notes, Series C, due April 15, 2010. When we refer to “exchange notes,” we are referring to the 5.125% Senior Notes, Series D, due April 15, 2010 registered with the SEC. When we refer to “original notes” we are referring to the outstanding 5.125% Senior Notes, Series C, due April 15, 2010.

The exchange offer will expire at 5:00 p.m., Eastern time, on September     , 2005 unless extended.

The terms of the exchange notes are substantially identical to the terms of the original notes, except for transfer restrictions, registration rights and additional interest provisions relating to the original notes. There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or automated quotation system.

We will not receive any proceeds from the exchange offer.

You may withdraw your tender at any time prior to the expiration date of the exchange offer. This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about August     , 2005.

See the section entitled “ Risk Factors” on page 8 for a discussion of the risks that you should consider prior to tendering your original notes for exchange.

The notes are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the SEC nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should rely only upon the information contained in, or incorporated into, this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the exchange notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See “Documents Incorporated by Reference.” You may request a copy of these incorporated filings, without charge, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You may request copies by writing or telephoning Greater Bay Bancorp, 1900 University Avenue, 6th Floor, East Palo Alto, California, 94303, Attention: Corporate Secretary, telephone (650) 813-8200. See “Documents Incorporated by Reference” and “Where You Can Find More Information:” To obtain timely delivery, you must request the information no later than September     , 2005, five business days before the exchange offer expires.

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SUMMARY

This summary provides a brief overview of Greater Bay Bancorp and the terms of the exchange notes. For more complete information on Greater Bay Bancorp and our consolidated financial statements, and a more complete understanding of the terms of the exchange notes, before making your investment decision, you should carefully read this prospectus and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.” In this summary, “Greater Bay Bancorp” refers to Greater Bay Bancorp on a parent-only basis, and “we,” “us” and “our” refers to Greater Bay Bancorp and its consolidated subsidiaries unless the context otherwise requires.

Greater Bay Bancorp

Greater Bay Bancorp is a financial holding company with one bank subsidiary, Greater Bay Bank, National Association, or the Bank, and one commercial insurance brokerage subsidiary, ABD Insurance and Financial Services, or ABD. We also own two real estate investment trusts, CNB Investment Trust I and CNB Investment Trust II, which were formed in order to provide flexibility in raising capital, and which are subsidiaries of the Bank.

On February 1, 2004, we completed the merger of our wholly owned bank subsidiaries into Mid-Peninsula Bank, which was renamed Greater Bay Bank, National Association. The Bank continues to operate in the same communities and under the same names as before the merger.

At June 30, 2005, we had total assets of $7.2 billion; total loans, net, of $4.7 billion; and total deposits of $4.9 billion.

History

Greater Bay Bancorp was formed as the result of the November 1996 merger of Cupertino National Bancorp with and into Mid-Peninsula Bancorp. On consummation of the merger, Mid-Peninsula Bancorp changed its name to Greater Bay Bancorp and Cupertino National Bank and Mid-Peninsula Bank became wholly owned subsidiaries. Since its formation, Greater Bay Bancorp has continued to expand its presence within its market areas by affiliating with other quality banking organizations and select niche financial services companies. From 1997 through the first quarter of 2005, we acquired nine banking institutions, two insurance brokerage firms and three specialty finance companies. In addition, we have opened regional banking offices to respond to market and client demands, while also selectively commencing new businesses that expand our product offerings.

Regional Community Banking Philosophy

In order to meet the demands of the increasingly competitive banking and financial services industries, we operate under a “Regional Community Banking Philosophy.” Our Regional Community Banking Philosophy is based on our belief that banking clients value doing business with locally managed banking offices that can provide a full service commercial banking relationship through an understanding of the clients’ financial needs and the flexibility to deliver customized solutions.

Our community banking offices, through our relationship managers, have established strong reputations and client followings in their market areas through attention to client service and an understanding of client needs. The primary focus for our relationship managers is to cultivate and nurture their client relationships. Relationship managers are assigned to borrowing clients to provide continuity in the relationship. This emphasis on personalized relationships requires relationship managers to maintain close ties to the communities they serve. These community ties help relationship managers expand their business development opportunities.

Greater Bay Bancorp’s Family of Companies

We are organized along four business segments: community banking, specialty finance, trust services and insurance brokerage services. We have aggregated 18 operating divisions into the community banking business segment. We have aggregated six operating divisions into the specialty finance business segment, all of which are divisions of the Bank. Our trust services business segment consists of a single operating division, Greater Bay Trust Company, also a division of the Bank. Our insurance brokerage services business segment consists of a single operating division, ABD. The services that our business segments provide are further described below.

Community Banking

The community banking business segment provides a wide range of commercial banking and financial services to small and medium-sized businesses, real estate developers and property managers, business executives, professionals and other individuals.

The community banking business segment engages in a broad array of lending activities, including commercial, real estate and consumer loans. The community banking business segment also offers a wide range of deposit products, including personal and business checking and savings accounts, time deposits and individual retirement accounts. The community banking business segment also offers a wide range of specialized services designed to attract and service the needs of clients, including cash management, international trade finance services, MasterCard® and Visa® merchant deposit services, traveler’s checks and safe deposit boxes.

Specialty Finance

The specialty finance business segment provides an array of specialty finance products including asset-based lending and accounts receivable factoring, loans to small businesses on which the Small Business Administration, or SBA, generally provides guarantees, capital lease equipment financing and loans and lease products tailored to the dental and veterinary health professions.

Trust Services

Through the Greater Bay Trust Company, we provide trust services to support the needs of our business and private banking clients. These services include, but are not limited to, custodial services, investment management, estate planning resources and employee benefit plan services.

Insurance Brokerage Services

ABD is a commercial insurance brokerage and employee benefits consulting firm with offices located in California, Washington and Nevada. ABD is engaged in selling commercial, property and casualty, employee benefits, life and retirement insurance products and providing consulting services to consumers of those products designed to strengthen their risk management programs.

Market Area

The Bank concentrates on marketing its services to small and medium-sized businesses, professionals and individuals in Alameda, Contra Costa, Marin, Monterey, Santa Clara, San Francisco, San Mateo, Santa Cruz and Sonoma Counties.

The commercial base of Alameda, Contra Costa, Marin, Monterey, Santa Clara, Santa Cruz, San Francisco, San Mateo and Sonoma Counties is diverse and includes computer and semiconductor manufacturing, professional services, biotechnology, printing and publishing, aerospace, defense and real estate construction, as well as wholesale and retail trade. As a result of the Bank’s geographic concentration, our financial performance depends in large part upon economic conditions in these areas. A protracted recovery or an economic downturn could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services and, accordingly, on our results of operations.

We market our dental and veterinarian financing services nationally through our Matsco division. Matsco loans and leases are originated throughout the United States, with the largest volume originating in Florida. Our asset based lending services are marketed through our offices in Cupertino, California and Bellevue, Washington, which covers the Pacific Northwest. Our Greater Bay Capital division finances equipment leases and is located in Chicago, Illinois.

ABD provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

*    *    *

Our principal executive offices are located at 1900 University Avenue, 6th Floor, East Palo Alto, California 94303, and our telephone number is (650) 813-8200. Our website is www.gbbk.com. None of the information on or hyperlinked from our website is incorporated by reference into this prospectus.

The Exchange Offer

On April 15, 2005 we completed the private offering of $150,000,000 aggregate principal amount of original notes in a transaction exempt from registration under the Securities Act. Simultaneously with that transaction, we entered into a registration rights agreement with the initial purchaser of the original notes, in which we agreed to deliver this prospectus to you and complete this exchange offer for the original notes. Below is a summary of the exchange offer.

The Exchange Offer

We are offering $150,000,000 of exchange notes for a like amount of original notes. Original notes may be tendered for exchange in denominations of $1,000 in principal amount and integral multiples of that amount. However, any original notes represented by physical certificates must be tendered in aggregate principal amount of $100,000 or any integral multiple of $1,000 in excess of $100,000, provided that if any original notes represented by physical certificates are tendered for exchange in part, the untendered principal amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

In order to be exchanged, an original note must be properly tendered and accepted. As of the date of this prospectus there are $150,000,000 principal amount of original notes outstanding. For a description of the procedures for tendering original notes, please read “The Exchange Offer—Procedures for Tendering Original Notes.”

Expiration Date	The exchange offer expires at 5:00 p.m., Eastern time, on September , 2005 unless extended in our sole discretion.

Terms of the Exchange Offer

We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the original notes, (ii) to terminate the exchange offer if certain specified conditions have not been satisfied, (iii) to extend the expiration date of the exchange offer and retain all original notes tendered as a result of the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes, or (iv) to waive any condition or otherwise amend the terms of the exchange offer in any respect.

Procedures for Tendering Original Notes

Certain brokers, dealers, commercial banks, trust companies and other nominees who hold original notes through The Depository Trust Company, or DTC, must effect tenders by book-entry transfer through DTC’s Automated Tender Offer Program, or ATOP. Beneficial owners of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender original notes under the exchange offer. Tendering holders of original notes that do not use ATOP must complete and sign a letter of transmittal in accordance with the instructions contained in such letter and forward the same by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the certificates of the original notes to be tendered or in compliance with the specified procedures for guaranteed delivery of original notes. Tendering holders of original notes that use ATOP will, by so doing, acknowledge that they are bound by the terms of the letter of transmittal. Letters of transmittal and certificates representing original notes should not be sent to us. Such documents should only be sent to the exchange agent.

Withdrawal Rights

You may withdraw tenders of original notes at any time on or prior to the expiration date by delivering a written notice of such withdrawal to the exchange agent in conformity with certain procedures as set forth under “The Exchange Offer—Withdrawal Rights.”

Resales of Exchange Notes

Based on interpretations by the SEC staff, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer, without further registration under the Securities Act, or any prospectus delivery requirement as long as you accurately make the representations listed under “The Exchange Offer—Resales of Exchange Notes.” If you are a broker-dealer that acquired original notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Exchange Agent

The exchange agent with respect to the exchange offer is Wilmington Trust Company. The address, telephone and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

Material United States Federal Income Tax Considerations

The exchange of original notes for exchange notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange.

ERISA Considerations	You should review the information set forth under “Material ERISA Considerations” prior to tendering original notes in the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

The Exchange Notes

The terms of the exchange notes and the original notes are identical in all material respects, except:

•	the exchange notes will have been registered with the SEC and will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the original notes under the circumstances related to the registration of the original notes and the timing of the exchange offer.

When we refer to “notes” in this prospectus, we are referring to both the original notes and the exchange notes. A brief description of the material terms of the exchange notes follows.

Issuer	Greater Bay Bancorp.

Securities Offered

Up to $150,000,000 aggregate principal amount of 5.125% Senior Notes, Series D, due April 15, 2010, which have been registered under the Securities Act. The exchange notes will be issued, as were the original notes, under the indenture dated as of March 24, 2003 between us and Wilmington Trust Company, as trustee. The exchange notes and any original notes that remain outstanding after consummation of the exchange offer will be deemed to constitute part of the same series of securities, under the indenture and vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount have taken certain actions or exercised certain rights under the indenture.

Maturity Date	April 15, 2010.

Interest

Interest will accumulate on the exchange notes from the date we issued the original notes and will be paid semi-annually on April 15 and October 15 of each year beginning October 15, 2005 at a rate of 5.125% per annum.

The record dates will be the 15th calendar day immediately preceding the relevant interest payment date. If the exchange offer is consummated on or before the first record date, September 30, 2005, then each exchange note will pay interest from and after April 15, 2005 and no interest will be paid on any original note tendered for an exchange note. However, if the exchange offer is consummated after September 30, 2005, interest will be paid on the original notes accumulated from and after April 15, 2005 through September 30, 2005, and interest will be paid on the exchange notes from and after September 30, 2005. Because of the foregoing procedures regarding interest, the amount of the interest received by holders whose original notes are accepted for exchange will not be affected by the exchange.

Ranking	The exchange notes will be Greater Bay’s unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness. The exchange notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets so securing such indebtedness and all indebtedness and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2005, Greater Bay had $393.1 million of senior debt outstanding, including the original notes.

Redemption	The exchange notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity.

Restrictive Covenants	We will issue the exchange notes under the same indenture under which the original notes were issued. The indenture among other things, restricts our ability to:

•	dispose of shares of voting stock of our bank and certain other subsidiaries; and

•	create or permit a lien to exist upon capital stock of our bank and certain other subsidiaries.

Exceptions to these limitations are described in “Description of the Exchange Notes—Limitations on Sale, Issuance or Other Disposition of Voting Stock of the Bank and Certain Subsidiaries” and “Description of the Exchange Notes—Limitations Upon Liens on Capital Stock of the Bank and Certain Other Subsidiaries.”

Rating

The exchange notes have been rated Baa3 by Moody’s Investors Services and BBB- by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. We cannot assure you these ratings will not change in the future.

Risk Factors

You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate specific factors set forth under “Risk Factors” for an explanation of certain risks of tendering the original notes for exchange and investing in the exchange notes.

RISK FACTORS

In addition to the other information in this prospectus, including the matters addressed in “A Warning about Forward-Looking Information,” you should carefully consider the matters described below before deciding whether to tender original notes in this exchange offer.

Risk Factors Relating to the Exchange Offer

Certain holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided the holder acquired the exchange notes in the ordinary course of its business and has no arrangement or other understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the applicable interpretations of the SEC staff and must therefore comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Any broker-dealer that (1) exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted notes and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive exchange notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the exchange notes in exchange for your original notes only if you tender the original notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. If you tender your original notes through DTC’s ATOP system, you must withdraw them according to DTC’s procedures.

Risk Factors Relating to the Exchange Notes

If our subsidiaries are unable to pay dividends to us, we may not be able to make payments due on the notes on their interest payment dates and at maturity.

We will be required to make cash payments on the exchange notes on their interest payment dates and at their maturity. However, it is possible that we will not have sufficient funds at those times to make the required payments on the exchange notes, and that we will not be able to arrange financing to make the payments in cash, whether because of contractual restrictions, regulatory restrictions or otherwise.

We are a financial holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the Office of the

Comptroller of the Currency. As of June 30, 2005, approximately $90.9 million was available for the payment of dividends to Greater Bay Bancorp by the Bank. Dividend payments from our subsidiary ABD are subject to restrictions under California law, generally based on retained earnings. As of June 30, 2005, approximately $4.2 million was available for the payment of dividends to Greater Bay Bancorp by ABD.

Payment of dividends by our subsidiaries is also subject to their respective profitability, financial condition and capital expenditures and other cash flow requirements. Bank regulatory agencies have authority to prohibit the Bank or Greater Bay Bancorp from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank or Greater Bay Bancorp, could be deemed to constitute an unsafe or unsound practice. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the institution would become undercapitalized as defined under the Federal Deposit Insurance Act.

In addition to regulatory restrictions on the payment of dividends, the Bank is subject to significant restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the Bank. These restrictions prevent affiliates of the Bank, including us, from borrowing from the Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of a bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of a bank’s capital stock and surplus.

Although we refer to the exchange notes as senior notes, they will be effectively subordinated to our secured debt and are effectively subordinate to the claims of all creditors of our subsidiaries and our funds might be exhausted before any payment could be made to holders of the exchange notes.

The exchange notes will rank junior to any of our secured debt and are also effectively junior to any claims of creditors of our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Greater Bay Bancorp, our assets that secure secured debt will be available to pay obligations on the exchange notes only after that secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the exchange notes then outstanding. Effective March 14, 2005, Greater Bay Bancorp entered into a three-year, unsecured credit facility with a $60 million line of credit with Wells Fargo Bank, National Association, as agent (the “Wells Fargo Loan Facility”). At June 30, 2005, no advances were outstanding under our line of credit. Although, as further described under “Description of the Exchange Notes—Limitations on Sale, Issuance or Other Disposition of Voting Stock of the Bank and Certain Subsidiaries,” and—“Limitations Upon Liens of Capital Stock of the Bank and Certain Other Subsidiaries,” the indenture under which the notes are issued contains certain limitations on Greater Bay Bancorp’s ability to pledge the stock of any bank subsidiary of Greater Bay Bancorp and certain intermediate holding companies to secure Greater Bay Bancorp’s obligations, such limitations do not limit Greater Bay Bancorp’s ability to pledge stock as collateral for the credit facility or for any other obligations for which Greater Bay Bancorp may pledge such stock consistent with the limitations contained in the indenture. If we default on any obligations which are secured by such stock, the related lenders may take possession of such stock, which, in turn, could have an adverse effect on our business, financial condition and results of operations.

As a holding company, our right to receive any distributions of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. For example, if the Bank is liquidated or reorganized, the Bank’s lenders and depositors would have the right to receive payment in full from the Bank before we received payment. In addition, the notes are not secured by any of the assets of our subsidiaries. At June 30, 2005, our subsidiaries had total borrowings of $724.2 million and $4.9 billion of deposit liabilities.

Our level of indebtedness may adversely affect our operations and our ability to execute our corporate growth strategy.

As of June 30, 2005, Greater Bay Bancorp had approximately $393.1 million of senior debt outstanding, including the original notes. At June 30, 2005, our subsidiaries had approximately $724.2 million of total borrowings and $4.9 billion of deposit liabilities. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	the additional cash requirements to support the payment of interest and principal on our outstanding indebtedness may reduce the amount of funds available to be reinvested by us in our ongoing operations;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, general corporate and other purposes may be limited.

Because the notes are represented by global securities registered in the name of a depositary, you will not be a “holder” under the indenture and your ability to transfer or pledge the exchange notes could be limited.

The exchange notes will be represented by one or more global securities registered in the name of Cede & Co. as nominee for The Depository Trust Company (“DTC”). Except in the limited circumstances described in this prospectus, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of exchange notes in certificated form and will not be considered “holders” of the exchange notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture. In addition, because the laws of some states require that certain persons take physical delivery in definitive form of securities that they own, you may be unable to transfer your exchange notes to those persons. Your ability to pledge your interest in the exchange notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

You may have difficulty selling the exchange notes because there is no existing trading market for them.

The exchange notes are being offered to the holders of the original notes, which were issued on April 15, 2005 to a small number of investors. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market, Inc. and no one has informed us that they intend to make a market in the exchange notes. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the exchange notes could be adversely affected.

Our credit ratings may not reflect all risks of any investment in the notes.

The credit ratings of the exchange notes may not reflect the market for, or value of, your exchange notes. In addition, actual or anticipated changes in our credit ratings will generally affect any market for or value of, your exchange notes.

Risk Factors Relating to Greater Bay Bancorp

A deterioration in economic conditions in the Bay Area could adversely affect our operations.

Our Bay Area business concentration exposes us to changes in Bay Area economic conditions. Our operations are located in Northern California and concentrated primarily in Alameda, Contra Costa, Marin, Monterey, San Francisco, San Mateo, Santa Cruz, Santa Clara and Sonoma Counties, which includes the area known as the “Silicon Valley.” As a result of this geographic concentration, our results are substantially affected by market, economic and business conditions in these areas.

Even though we are now noting some limited job growth and stabilization in commercial real estate, the San Francisco Bay Area economy continues to be challenging. A protracted recovery or a decline in economic and business conditions in our market areas, particularly in the technology and real estate industries on which the Bay Area depends, could have a material impact on the quality of our loan portfolio or the demand for our products and services, which in turn may have a material adverse effect on our results of operations.

Failure to successfully execute our charter integration plan and our growth strategy could adversely affect our performance.

On February 1, 2004, we merged our 11 bank subsidiaries into a single bank subsidiary. The Bank continues to operate in the same communities and under the same names as before the merger. The merger provides us with the opportunity to streamline our back-office operations, improve the efficiency of our risk management processes, reduce corporate governance requirements and reduce our regulatory reporting burden. At June 30, 2005, this integration process was underway. The merger requires the integration of 11 similar, but separately operated, back-office systems into a single merged system. While historically we have completed numerous system conversions, the planned system integration is the first time we will merge separate systems into one integrated platform. Even though we have allocated considerable resources to the planning and execution of this integration, there can be no assurance that unforeseen issues will not adversely affect us. Failure to successfully complete this integration could result in the failure to achieve anticipated operating efficiencies and loss of customers.

Current investigations of the insurance industry by regulators may result in changes in industry practices that could have an adverse effect on our financial results.

In 2004, the New York Attorney General filed a civil action against Marsh & McLennan Companies, Inc. and Marsh Inc., an insurance brokerage firm, alleging illegal bid-rigging and business steering activities. The New York Attorney General is also investigating other insurance brokerage firms to obtain information about compensation agreements between insurance brokers and insurance companies. One of the areas of focus of these inquiries, to date, has been on contingency or override payments that insurance companies pay to brokers based on the overall relationship and services provided by the broker. Such payments are generally in accordance with longstanding industry practice, and may be based upon a variety of factors including, but not limited to, aggregate volume, profitability and persistency of insurance policies placed by the broker. The California Department of Insurance has also announced that it is reviewing these arrangements.

Our insurance brokerage subsidiary, ABD, receives such commissions and override payments, which amounted to 9.7% of commissions and fees received during 2004. ABD has received requests for information from several state insurance commissioners about ABD’s marketing practices and compensation arrangements with insurance carriers. We anticipate that officials from other jurisdictions may also seek information from ABD as part of the ongoing industry-wide investigations into contingent commissions and override payments. In response to these recent developments in the insurance industry, we engaged outside counsel to conduct a compliance review of ABD’s contingency commission arrangements and marketing practices. The compliance review included extensive interviews with ABD personnel, analysis of contingency arrangements and review of producer compensation, client files and email activity. No evidence was found to indicate any improper activities of the type alleged against firms in New York, nor were any systemic compliance-related issues identified in these general areas of concern.

The insurance industry may face additional scrutiny of its marketing practices by regulators and other governmental entities and become subject to additional legal proceedings. In response to past developments, some insurance carriers have announced that they will discontinue paying contingent commissions and override payments. This change may impact the way the insurance brokerage business is conducted and could adversely affect our financial results.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

Discussions of certain matters contained in this prospectus and incorporated herein by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, and perceived opportunities in the market. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. Our actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which we conduct our operations, fluctuations in interest rates, credit quality, government regulations and other factors. The discussion under “Risk Factors” identifies some of the factors that might cause such a difference.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results may differ from expectations due to many factors beyond our ability to control or predict, including those described below, and in documents incorporated by reference in this prospectus. For these statements, Greater Bay Bancorp claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

We undertake no obligation, and specifically disclaim any obligation, to publicly update any forward-looking information. You are advised, however, to consult any additional disclosure we make in our periodic reports filed with the SEC. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents our summary selected consolidated financial data as follows:

•	the financial data as of, and for the six months ended, June 30, 2005 and 2004, have been derived from our unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments considered necessary for a fair presentation; and

•	the financial data as of, and for the years ended, December 31, 2004, 2003, 2002, 2001 and 2000, have been derived from our audited consolidated financial statements.

The consolidated financial information as of, and for the year ended, December 31, 2000 has been restated on a historical basis, as appropriate, to reflect the merger with SJNB Financial Corp. on a pooling-of-interests basis.

You should read the summary selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the period ended June 30, 2005 incorporated in this prospectus by reference and our consolidated financial statements and related notes included in the same report. The summary selected consolidated financial data for the period ended June 30, 2005 is not necessarily indicative of our operating results or financial condition to be expected for any future period.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002(1)	2001	2000(2)
	(Dollars in thousands, except per share amounts)
Statement of Operations Data
Interest income	$187,848	$190,349	$376,499	$407,719	$505,412	$507,241	$423,639
Interest expense	56,381	43,096	90,876	109,838	160,555	199,793	165,892

Net interest income	131,467	147,253	285,623	297,881	344,857	307,448	257,747
Provision for credit losses	574	4,000	5,521	28,195	59,776	54,727	28,821

Net interest income after provision credit losses	130,893	143,253	280,102	269,686	285,081	252,721	228,926
Non-interest income	104,434	94,300	186,585	171,542	156,122	44,842	47,131
Operating expenses	165,078	157,321	314,315	292,208	244,876	191,279	165,228

Income before income tax expense	70,249	80,232	152,372	149,020	196,327	106,284	110,829
Income tax expense	26,064	30,847	59,453	57,017	72,053	26,468	43,665

Net income	$44,185	$49,385	$92,919	$92,003	$124,274	$79,816	$67,164

Per Share Data
Earnings per common share:
Basic	$0.79	$0.89	$1.68	$1.65	$2.35	$1.61	$1.40
Diluted(3)	0.72	0.81	1.50	1.62	2.30	1.57	1.33
Cash dividends per common share	0.3000	0.2850	0.57	0.54	0.49	0.43	0.35
Common shares outstanding at year end	50,756,081	51,177,202	51,179,450	52,529,850	51,577,795	49,831,682	48,748,713
Average common shares outstanding	50,988,000	51,881,000	51,468,000	52,040,000	51,056,000	49,498,000	47,899,000
Average common and common equivalent shares outstanding(3)	56,842,000	56,878,000	57,881,000	53,008,000	54,146,000	50,940,000	50,519,000

Performance Ratios
Return on average assets	1.27%	1.31%	1.25%	1.16%	1.50%	1.18%	1.34%
Return on average common shareholders’ equity	13.36%	15.13%	14.21%	14.52%	22.43%	17.77%	19.21%
Return on average total equity	11.56%	13.27%	12.45%	12.88%	20.29%	17.77%	19.21%
Net interest margin	4.37%	4.40%	4.36%	4.20%	4.52%	4.86%	5.56%

Balance Sheet Data—At Period End
Assets	$7,245,147	$7,554,087	$6,932,057	$7,585,448	$8,080,539	$7,882,886	$5,823,208
Loans, net	4,621,039	4,326,979	4,361,603	4,413,318	4,663,188	4,373,174	3,975,273
Securities	1,583,662	2,250,302	1,602,268	2,223,661	2,562,986	2,970,630	1,091,064
Deposits	4,879,299	5,306,912	5,102,839	5,312,667	5,272,273	4,990,071	4,750,404
Borrowings	1,327,596	1,322,645	788,975	1,282,191	1,947,554	2,320,671	565,876
Preferred stock of real estate investment trust subsidiaries of the Bank	12,617	12,162	12,621	12,162	12,510	11,860	—
Convertible preferred stock	103,366	91,924	103,816	91,752	80,900	—	—
Common shareholders’ equity	667,810	623,116	659,250	658,765	600,159	463,684	385,948

Asset Quality Ratios
Nonperforming assets(4) to total loans	1.87%	0.95%	0.98%	1.36%	0.80%	0.69%	0.32%
Nonperforming assets(4) to total assets	1.22%	0.55%	0.64%	0.81%	0.47%	0.39%	0.22%
Allowance for loan and lease losses to total loans	2.08%	2.60%	2.40%	2.73%	2.66%	2.72%	2.19%
Allowance for loan and lease losses to nonperforming loans(4)	111.81%	274.79%	245.97%	201.76%	339.00%	395.70%	687.44%
Net charge-offs to average loans	0.31%	0.43%	0.40%	0.67%	1.19%	0.59%	0.33%

Regulatory Capital Ratios
Tier I leverage ratio	10.30%	9.83%	10.67%	9.98%	8.61%	8.01%	8.79%
Tier I risk-based capital ratio	11.96%	12.72%	13.01%	12.87%	11.71%	10.49%	9.57%
Total risk-based capital ratio	13.22%	13.98%	14.27%	14.13%	12.97%	12.79%	10.87%

(1)	In March 2002 we acquired ABD and began to earn insurance brokerage commissions, which are included in non-interest income. Previously, we had earned no such revenue.
(2)	Restated on a historical basis to reflect the merger with SJNB Financial Corp. during 2001 on a pooling-of-interests basis.
(3)	Diluted earnings per common share and average common and common equivalent shares outstanding for the years ended December 31, 2003, 2002, 2001 and 2000, have been restated to reflect the December 31, 2004 adoption of Emerging Issues Task Force, or EITF, Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” or EITF Issue 04-8.
(4)	Excludes accruing loans past due 90 days or more and restructured loans.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on a consolidated basis for the periods presented.

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2005		2004		2004		2003		2002		2001		2000
	(Dollars in Thousands)
Income before income taxes	$70,249		$80,232		$152,372		$149,020		$196,327		$106,284		$110,829
Fixed charges:
Interest expense	56,381		43,096		90,876		109,838		160,555		199,793		165,892
Interest factor of rental expense	2,315		3,130		7,040		6,633		6,081		3,733		2,778

Fixed charges	58,696		46,226		97,916		116,471		166,636		203,526		168,670
Less: interest expense on deposits	35,620		23,456		53,465		57,684		82,747		132,655		146,269

Net fixed charges	23,076		22,770		44,451		58,787		83,889		70,871		22,401

Earnings, excluding interest on deposits from fixed charges	$93,325		$103,002		$196,823		$207,807		$280,216		$177,155		$133,230

Ratio of earnings, excluding interest on deposits, to net fixed charges(1)	4.04	x	4.52	x	4.43	x	3.53	x	3.34	x	2.50	x	5.95	x
Earnings, including interest on deposits in fixed charges	$128,945		$126,458		$250,288		$265,491		$362,963		$309,810		$279,499

Ratio of earnings, including interest on deposits, to fixed charges(2)	2.20	x	2.74	x	2.56	x	2.28	x	2.18	x	1.52	x	1.66	x

(1)	For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.
(2)	For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense, including interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under a registration rights agreement we entered into with the initial purchaser of the original notes. We will not receive proceeds from the issuance of the exchange notes we are offering. In consideration for issuing the exchange notes in exchange for the original notes as described in this prospectus, we will receive original notes of like principal amount. The original notes will be retired and canceled. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2005 and as adjusted to give effect to the issuance of the exchange notes in exchange for the entire principal amount of original notes issued and outstanding. There will be no effect on our capitalization as a result of the exchange offer since an exchange note will be issued for each tendered original note. You should read the table in conjunction with the “Summary Selected Consolidated Financial Information” included in this prospectus and the financial information incorporated by reference in this prospectus. See “Where You Can Find More Information.”

	June 30, 2005
	Actual	As adjusted
	(Dollars in thousands)
BORROWINGS:
Short term borrowings:
FHLB advances	$613,050	$613,050
Other short term notes payable	1,006	1,006

Total short term borrowings	614,056	614,056

Long term borrowings:
5.25% Senior Notes, Series B, due March 31, 2008	149,861	149,861
5.125% Senior Notes, Series C, due April 15, 2010	149,604	—
5.125% Senior Notes, Series D, due April 15, 2010 offered hereby	—	149,604
Zero coupon senior convertible contingent debt securities	93,595	93,595
Subordinated debt	210,311	210,311
FHLB advances	100,617	100,617
Other long term notes payable	9,552	9,552

Total long term borrowings	713,540	713,540

Total borrowings	1,327,596	1,327,596

Preferred stock of real estate investment trust subsidiaries of the Bank	12,617	12,617

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value: 10,500,000 shares authorized	103,366	103,366
Common stock, no par value: 160,000,000 shares authorized; 50,756,081 shares issued and outstanding as of June 30, 2005	269,711	269,711
Unearned compensation	(5,415)	(5,415)
Accumulated other comprehensive loss	(16,713)	(16,713)
Retained earnings	420,227	420,227

Total shareholders’ equity	771,176	771,176

Total capitalization	$2,111,389	$2,111,389

THE EXCHANGE OFFER

When we refer to Greater Bay or “we,” “us” and “our” in this section, we refer only to Greater Bay Bancorp, a California corporation, and not to any of its subsidiaries.

Purpose of the Exchange Offer

In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchaser, under which we agreed to file and to use our best efforts to cause to become effective with the SEC, a registration statement with respect to the exchange of the original notes for exchange notes with terms identical in all material respects to the terms of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

We have agreed pursuant to the registration rights agreement to:

•	file a registration statement relating to the exchange offer to exchange the original notes for the exchange notes with the SEC on or prior to August 13, 2005;

•	use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act no later than October 12, 2005;

•	use our reasonable best efforts to cause this registration statement to remain effective until the closing of the exchange offer;

•	use our reasonable best efforts to complete the exchange offer no later than 45 days after the exchange offer registration statement becomes effective; and

•	file a shelf registration statement for the resale of the outstanding notes under certain circumstances and use our reasonable best efforts to cause such registration statement to become effective under the Securities Act.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the original notes at the rate of 0.25% per year until the applicable requirement has been met. However, in no event will the rate of additional interest exceed 0.25% per annum. Immediately following completion of a requirement, any additional interest with respect to that particular requirement will cease to accrue.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the original notes pursuant to Rule 415 under the Securities Act.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the exchange notes for original notes. The form and terms of the exchange notes are the same as the form and terms of the original notes except that the exchange notes (1) will have been registered under the Securities Act and thus will not contain transfer restrictions and registration rights that relate to the original notes, and (2) will not contain provisions relating to the payment of additional interest to the holders of the original notes under the circumstances related to the registration of the original notes and the timing of the exchange offer. The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture under which the original notes were issued. See “Description of the Exchange Notes” for more information on the terms of the exchange notes.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement (except as described in the registration rights agreement, in case of the initial purchaser and participating broker-dealers.)

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes as described in the legends on the certificates representing the original notes. There are restrictions on transfer of your original notes because we issued the original notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any original notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered original notes registered under the Securities Act.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the original notes are registered on the books of Greater Bay or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by DTC who desires to deliver such original notes by book-entry transfer at DTC.

Neither we, nor our Board of Directors, makes any recommendation to you as to whether to tender or refrain from tendering all or any portion of your original notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of original notes to tender based on your own financial positions and requirements. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $150,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes properly tendered and not withdrawn at or prior to the expiration date in accordance with the procedures described below. Holders may tender their original notes in whole or in part in denominations of $1,000 and integral multiples thereof. However, any original notes represented by physical certificates must be tendered in aggregate principal amount of $100,000 or any integral multiple of $1,000 in excess thereof, provided that if any original notes represented by physical certificates are tendered for exchange in part, the untendered principal amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered. As of the date of this prospectus, $150,000,000 aggregate principal amount of the original notes is outstanding.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes which are not tendered, or are tendered but not accepted, in connection with, the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances described in the registration rights agreement.

If we do not accept any tendered original notes for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration, Extension and Amendment

The exchange offer will expire at the expiration date. The term “expiration date” means 5:00 p.m., Eastern time, on September     , 2005 unless we extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the original notes for exchange;

•	to terminate the exchange offer, whether or not any original notes have theretofore been accepted for exchange, if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under “—Conditions to the Exchange Offer” have occurred or exist or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all original notes tendered under the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes as described under “—Withdrawal Rights;” and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the original notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the exchange agent and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Procedures for Tendering Original Notes

Valid Tender

Except as set forth in this prospectus, in order for original notes to be validly tendered under the exchange offer, a tendering holder must, prior to the expiration date, transmit to the exchange agent at its address set forth under “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, or

•	if notes are tendered in accordance with the book-entry transfer described below, an “agent’s message” (as defined below) in lieu of the letter of transmittal.

In addition, either:

•	the exchange agent must receive the original notes along with the letter of transmittal; or

•	the original notes must be tendered pursuant to the procedures for book-entry transfer set forth in this prospectus and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date; or

•	the guaranteed delivery procedures set forth in this prospectus must be complied with.

The term “agent’s message” means a message transmitted to the exchange agent’s account at DTC and received by the exchange agent and forming a part of a book-entry confirmation, confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal or so indicate in an agent’s message in lieu of the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

By tendering, each holder will make the representations set forth under “—Resales of Exchange Notes” and a broker-dealer will make additional representations set forth under “—Resales of Exchange Notes.”

The method of delivery of the book-entry confirmations or certificates, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend using registered mail, return receipt requested, properly insured, or an overnight delivery service. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

For purposes of the exchange offer, the exchange agent will establish an account with respect to the original notes at DTC as soon as practicable. Any tendering financial institution that is a participant in DTC’s book-entry transfer facility system must make a book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for transfers. Such holder of original notes using ATOP should transmit its acceptance to DTC on or prior to the expiration date, or comply with the guaranteed delivery procedures set forth below. DTC will verify the holder’s acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer, including an agent’s message. We refer to this procedure as book-entry confirmation.

If you are a beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact such entity promptly if you wish to participate in the exchange offer.

Certificates

If the tender is not made through ATOP, certificates representing the original notes, as well as the letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, and any other required documents required by the letter of transmittal, must be received by the exchange agent at its address set forth under “—Exchange Agent” on or prior to the expiration date in order for such tender to be effective, or the guaranteed delivery procedure set forth herein must be complied with.

If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

Signature Guarantees

Certificates for the original notes must be endorsed and signatures on the letter of transmittal must be guaranteed unless the original notes surrendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal are required to be guaranteed, the guarantees must be by an “eligible institution,” which means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein): (a) a bank; (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings association that is a participant in a Securities Transfer Agents Medallion Program. Certificates for original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power guaranteed. See Instruction 2 to the letter of transmittal.

Delivery

The method of delivery of the book-entry confirmation or certificates representing tendered original notes, the letter of transmittal, and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, then we recommend registered mail, return receipt requested, properly insured, or an overnight delivery service. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, the delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of:

•	a book-entry confirmation with respect to such original notes; or

•	certificates representing original notes and a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when book-entry confirmations with respect to original notes or certificates representing original notes and other required documents are received by the exchange agent.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a holder desires to tender original notes under the exchange offer and the certificates for these original notes are not immediately available or time will not permit all required documents to reach the exchange agent on or prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, these original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	the tenders are made by or through an eligible institution;

•	a properly completed and duly executed notice to the exchange agent guaranteeing delivery to the exchange agent of either certificates representing original notes or a book-entry confirmation in compliance with the requirements set forth in this prospectus, the notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, is received by the exchange agent, as provided herein, on or before expiration date; and

•	a book-entry confirmation or the certificates representing all tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, or facsimile thereof, with any required signature guarantees and any other documents required by the letter of transmittal, are, in any case, received by the exchange agent within three Nasdaq National Market trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in such notice.

Our acceptance for exchange of original notes tendered in compliance with any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We will determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes, in our sole discretion, and the determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to us, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any condition or irregularity in any tender of original notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding. No tender of original notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither us, any affiliates or assigns of us, the exchange agent or any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person’s authority to so act must be submitted.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn promptly after the expiration date.

In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of:

•	the book-entry confirmation described above under “—Procedures for Tendering Original Notes—Book-Entry Transfer” or certificates representing such original notes;

•	the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee; and

•	any other documents required by the letter of transmittal.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange under the exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of book-entry confirmations or certificates representing original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving book-entry confirmations or certificates representing original notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. Such exchange will be made promptly after the expiration date. If for any reason, acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed, whether before or after our acceptance for exchange of original notes, or we extend the exchange offer or are unable to accept for exchange or exchange original notes tendered under the exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on behalf of us and subject to Rule l4e-1(c) under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

In accordance with the letter of transmittal, a holder of original notes will warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer the original notes, that Greater Bay will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. Such holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by Greater Bay or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original notes tendered under the exchange offer. Tendering holders of original notes that use ATOP will, by so doing, acknowledge that they are bound by the terms of the letter of transmittal.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time on or before the expiration date.

In order for a withdrawal to be effective, a written or facsimile transmission of the notice of withdrawal must be timely received by the exchange agent at the address set forth under “—Exchange Agent” on or before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, the aggregate principal amount of original notes to be withdrawn, and, if certificates for original notes have been tendered, the name of the registered holder of the original notes as set forth on the certificates if different from that of the person who tendered the original notes. If certificates representing original notes have been delivered or otherwise identified to the exchange agent, then before the physical release of the certificates, the tendering holder must submit the serial numbers shown on the particular certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If original notes have been tendered in accordance with the procedures for book-entry transfer set forth in “—Procedures for Tendering Original Notes—Book-Entry Transfer,” the notice of withdrawal must be in accordance with ATOP procedures and should specify the name and number of the account at DTC to be credited with the withdrawal of original notes. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the expiration date by following any of the procedures described above under “—Procedures for Tendering Original Notes.”

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, any affiliates or assigns of us, the exchange agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any original notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Interest on Exchange Notes

Holders of exchange notes whose original notes are accepted for exchange will be entitled to receive interest on the exchange notes at the rate of 5.125% per annum, accumulating from April 15, 2005, which will be payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2005. The record dates will be the 15th calendar day immediately preceding the relevant interest payment date. If the exchange offer is consummated on or before the first record date, September 30, 2005, each exchange note will pay interest from and after April 15, 2005 and no interest will be paid on any original note tendered for an exchange note. However, if the exchange offer is consummated after September 30, 2005 interest will be paid on the original notes accumulated from and after April 15, 2005 through October 15, 2005, and interest will be paid on the exchange notes from and after October 15, 2005. Because of the foregoing procedures regarding interest, the amount of the interest received by holders whose original notes are accepted for exchange will not be affected by the exchange.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any original notes for any exchange notes, and, as described below, may terminate the exchange offer (whether or not any original notes have theretofore been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied:

•	there shall occur a change in the current interpretation by the SEC staff which permits the exchange notes issued pursuant to the exchange offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders, other than broker-dealers and any such holder which is an affiliate of us, within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes;

•	any law, statute, rule or regulation shall have been adopted or enacted which pursuant to which we are not permitted to effect the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to the knowledge of us, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

In addition, we will not be obligated to accept for exchange original notes of any holder that has not made to us:

•	the representations described under “—Resales of Exchange Notes” in the letter of transmittal; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to use an appropriate form for registration of the exchange notes under the Securities Act.

Resales of Exchange Notes

Based on interpretation of the Securities Act by SEC staff in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	neither you, nor any such person or entity, is an “affiliate” of us (as defined in Rule 405 under the Securities Act);

•	you or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of its business;

•	neither you, nor any such person or entity, has an arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of such exchange notes;

•	neither you, nor any such person or entity, is engaging in or intends to engage in, a distribution, within the meaning of the Securities Act, of such exchange notes; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each holder of original notes who wishes to participate in the exchange offer will be required to represent that each of these statements is true.

Any holder of original notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations of the SEC staff set forth in the no action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of the original notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving exchange notes in exchange for original notes acquired for their own account through market-making or other trading activities may not rely on the interpretations of the SEC staff. Such broker-dealers may be deemed to be statutory “underwriters” within the meaning of the Securities Act and must therefore represent, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes and represent that the exchange notes are being acquired in exchange for original notes that were acquired as a result of market-making or other trading activities. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

Each broker-dealer who surrenders original notes under the exchange offer will agree, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of:

•	any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect;

•	any fact which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading; or

•	the occurrence of certain other events specified in the registration rights agreement;

such broker-dealer will suspend the sale of exchange notes, as applicable, pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended and supplemented prospectus to such participating broker-dealer, or have given notice that the sale of the exchange notes, may be resumed.

If we give such notice to suspend the sale of the exchange notes, the 90-day period referred to above shall be extended during which broker-dealers are entitled to use this prospectus in connection with the resale of exchange notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the amended or supplemented prospectus necessary to permit resales of the exchange notes or to and including the date on which we have given notice that the sale of exchange notes, may be resumed.

Exchange Agent

Wilmington Trust Company, as trustee, has been appointed as Exchange Agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Overnight Courier or Hand:	By Registered or Certified Mail:	By Facsimile (For Eligible Institutions Only):
Wilmington Trust Company 1100 North Market Street Wilmington, DE 19890-1626 Attention: Alisha Clendaniel Corporate Trust Division	Wilmington Trust Company 1100 North Market Street Wilmington, DE 19890-1626 Attention: Alisha Clendaniel Corporate Trust Division	Wilmington Trust Company (302) 636-4139 Confirm by telephone: (302) 636-6470

For information call:  Alisha Clendaniel at (302) 636-6470

Delivery to another address other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offering. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers.

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. We will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes, which is the amortized price to investors, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

DESCRIPTION OF THE EXCHANGE NOTES

We will issue the exchange notes under the same indenture dated as of March 24, 2003, between us and Wilmington Trust Company, as trustee, under which the original notes were issued, as the same may be amended or supplemented from time to time. The indenture will be qualified for the exchange notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) with respect to the notes being offered hereby. We also have currently outstanding under the indenture $150 million principal amount at maturity, 5.25% Series B notes due March 31, 2008. The aggregate principal amount of securities which may be authenticated and delivered under the indenture is unlimited.

The following description is only a summary of the material provisions of the indenture as it relates to the exchange notes and, as applicable, the original notes. This summary does not describe other series of securities that may be authenticated and delivered under the indenture. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

When we refer to Greater Bay Bancorp or “we,” “us” and “our” in this section and under the headings “Risk Factors—Risk Factors Relating to the Exchange Notes” and “The Exchange Offer,” we refer only to Greater Bay Bancorp, a California corporation, and not to any of its subsidiaries.

The exchange notes and any original notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the required percentage in aggregate principal amount have taken certain actions or exercised certain rights under the indenture. When we refer to “notes” we are referring collectively to the original notes and the exchange notes.

General

The terms of the exchange notes and the original notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act, and thus, will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the original notes under the circumstances related to the registration of the original notes and the timing of the exchange offer.

The exchange notes will be:

•	initially limited to $150,000,000 aggregate principal amount at maturity;

•	general, unsecured, senior obligations, and, as indebtedness of Greater Bay Bancorp, will rank junior to our secured obligations and equally with all of our other unsecured and senior indebtedness, and be effectively subordinated to all indebtedness and liabilities of our subsidiaries, including deposits of any bank subsidiary of Greater Bay Bancorp; and

•	senior to our $210.3 million of junior subordinated debentures issued to trusts affiliated with us in connection with issuances by the trusts of trust preferred securities.

The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The exchange notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

We may, without notice to or consent of the holders or beneficial owners of the exchange notes, issue additional securities under the indenture having the same ranking as the notes and may issue additional notes having the same or different interest rate, maturity and other terms as the notes as part of the same series of notes offered hereby.

The exchange notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity. The exchange notes are not subject to any sinking fund.

Interest will accumulate on the exchange notes from the date we issued the original notes and will be paid semi-annually on April 15 and October 15 of each year beginning October 15, 2005 at the rate of 5.125% per annum. All payments of interest will be made to the persons in whose names the notes are registered on the 15th calendar day prior to the applicable interest payment date, whether or not such day is a business day. A “business day” means any day other than (i) a Saturday or (ii) a Sunday or (iii) a day on which banking institutions in the City of New York or Wilmington, Delaware are authorized or required by law, regulation or executive order to remain closed.

We will compute the amount of interest payable for any full semi-annual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semi-annual period will be computed based on the actual number of days elapsed during that period.

If the exchange offer is consummated on or before the first record date, September 30, 2005, then each exchange note will pay interest from and after April 15, 2005 and no interest will be paid on any original note tendered for an exchange note. However, if the exchange offer is consummated after September 30, 2005, interest will be paid on the original notes accumulated from and after April 15, 2005 through September 30, 2005, and interest will be paid on the exchange notes from and after September 30, 2005. Because of the foregoing procedures regarding interest, the amount of the interest received by holders whose original notes are accepted for exchange will not be affected by the exchange.

We intend to pay the principal of each note on the maturity date. If any interest payment date or the date of maturity of the notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

Payments of principal, interest and other amounts on the exchange notes issued in book-entry form will be made as described below under “Form, Denomination; Book-Entry Procedures and Transfer—Book-Entry Procedures for Global Exchange Notes.” If any notes are issued in certificated form, payments of principal, interest and other amounts on the exchange notes will be made as described below under “—Certificated Notes.”

The exchange notes and the original notes shall be deemed to constitute a single series of senior debt securities under the indenture and therefore shall vote and consent together as one class. Accordingly, when we refer to any percentage threshold of notes which is required to take any action, we are referring to the percentage of exchange notes offered hereby and the original notes, and not to any other series of securities which may then be outstanding under the indenture, unless otherwise indicated.

Events of Default

The following are events of default under the indenture with respect to the notes:

•	default in the payment of any principal or premium, if any, on the notes when due;

•	default in the payment of any interest on the notes when due, which continues for 30 days;

•	default in the performance of any other obligation contained in the indenture for the benefit of the notes, which continues for 60 days after written notice;

•	default in the payment of principal of or interest on any of our indebtedness or the indebtedness of any bank subsidiary of Greater Bay Bancorp with a principal amount in excess of $15 million, which results in an acceleration of such debt and such acceleration shall not have been annulled or rescinded within 30 days of notice of such acceleration; or

•	specified events in bankruptcy, insolvency or reorganization of Greater Bay Bancorp or any bank subsidiary of Greater Bay Bancorp.

If an event of default with respect to the notes (other than an event of default arising from specified events in bankruptcy of Greater Bay Bancorp or any bank subsidiary of Greater Bay Bancorp) occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. In an event of default with respect to the notes arising from specified events in bankruptcy of Greater Bay Bancorp or any of its bank subsidiaries, then the principal thereof, premium, if any, and all unpaid interest thereon shall be due and payable immediately without any declaration or other action on the part of the trustee or any holder of the notes.

At any time after the trustee or the holders have accelerated the notes, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount of the notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been cured or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding notes may, on behalf of all holders of notes, waive any default with respect to the notes, except a default:

•	in the payment of any amounts due and payable or deliverable under the notes; or

•	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of that indenture without the consent of each holder of the notes.

The holders of a majority in principal amount or issue price of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of the notes will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

•	that holder previously gives to the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of not less than 25% in aggregate principal amount or issue price of the outstanding notes also will have made written request to the trustee to institute that proceeding as trustee;

•	the trustee will not have received from the holders of a majority in principal amount or issue price of the outstanding notes a direction inconsistent with the request;

•	the holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in such request; and

•	the trustee will have failed to institute the proceeding within 60 days after receipt of a written request.

However, any holder of a note has the absolute right to institute suit for any defaulted payment after the due dates for payment under the notes.

We are required to furnish the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in that performance.

Limitations on Sale, Issuance or Other Disposition of Voting Stock of the Bank and Certain Subsidiaries

We may not sell, assign, pledge, transfer, or otherwise dispose of, or permit the issuance of, any voting stock, or any security convertible into or options, warrants or rights to subscribe for or purchase voting stock, of any bank subsidiary of Greater Bay Bancorp or any subsidiary of ours which owns voting stock, or any securities convertible or exercisable into voting stock, of any bank subsidiary of Greater Bay Bancorp (such subsidiary referred to as an “intermediate holding company”).

This restriction does not apply to any currently existing or future sale, assignment, pledge, transfer, issuance or other disposition made, by us or any subsidiary:

•	acting in a fiduciary capacity for any person other than us or any subsidiary;

•	to us or any of our wholly owned subsidiaries;

•	if required by law for the qualification of directors;

•	to comply with an order of a court or regulatory authority;

•	in connection with a merger of, or consolidation of, any bank subsidiary of Greater Bay Bancorp or an intermediate holding company, with or into a subsidiary of ours, so long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in such bank subsidiary or intermediate bank holding company prior to that action;

•	for fair market value as determined by our board of directors and, if applicable, the applicable bank subsidiary board or the intermediate holding company board, as the case may be;

•	if any bank subsidiary of Greater Bay Bancorp or intermediate holding company sells additional shares of its voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly, not less than the percentage of voting stock of that bank subsidiary or intermediate holding company we owned prior to that sale;

•	in connection with a pledge made or lien or encumbrance created, without any limitation, to secure any indebtedness (or advances or lines of credit) pursuant to the Wells Fargo Loan Facility (or any extensions, replacements or renewals of the Wells Fargo Loan Facility);

•	in connection with a pledge made or lien or encumbrance created, without any limitation, to secure a loan, indebtedness, advance or line of credit subject to Section 23A of the Federal Reserve Act by any bank subsidiary of Greater Bay Bancorp (“Section 23A Loans”); or

•	in connection with a pledge made or lien or encumbrance created with respect to any voting stock, or any security convertible into or exercisable into voting stock, of any bank subsidiary of Greater Bay Bancorp or any intermediate holding company that represent or represents, individually or in the aggregate, less than 35% of our consolidated assets to secure any loan, indebtedness, advance or line of credit (collectively, referred to as “Other Loans”), other than the Wells Fargo Loan Facility or Section 23A Loans; provided, however, that any pledges, liens or encumbrances made or created with respect to the Wells Fargo Loan Facility or Section 23A Loans will be counted in determining whether any further pledges, liens or encumbrances can be made or created with respect to Other Loans.

There are no limitations or restrictions on the amount of securities of any bank subsidiary of Greater Bay Bancorp or intermediate holding companies which we can pledge to secure the Wells Fargo Loan Facility (if such security were ever required) or Section 23A Loans. However, if, for example, we pledge voting stock of any bank subsidiary of Greater Bay Bancorp that has 40% of our consolidated assets to secure the Wells Fargo Loan Facility, we would not have the ability to pledge any additional voting stock of any bank subsidiary of Greater Bay Bancorp to secure Other Loans. However, if, for example, we have pledged voting stock of any bank subsidiary of Greater Bay Bancorp that has 20% of our consolidated assets to the Wells Fargo Loan Facility, we could pledge voting stock of any bank subsidiary of Greater Bay Bancorp that holds less than 15% of our consolidated assets to secure Other Loans.

As defined in the indenture and in this prospectus, “voting stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such bank or intermediate holding company (irrespective of whether or not at the time stock of any other class or classes shall or might have voting power by reason of the happening of any contingency).

Limitations Upon Liens on Capital Stock of the Bank and Certain Other Subsidiaries

We may not, at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon:

•	any of our shares of capital stock of any bank subsidiary of Greater Bay Bancorp, other than directors’ qualifying shares; or

•	any of our shares of capital stock of any intermediate holding company.

This restriction does not apply to:

•	any liens, pledges, charges, mortgages or encumbrances permitted under “—Limitations on Sale, Issuance or Other Disposition of Voting Stock of the Bank and Certain Subsidiaries” above;

•	any liens, pledges, charges, mortgages or encumbrances with respect to any capital stock of any bank subsidiary of Greater Bay Bancorp or any intermediate holding company to the same extent as permitted for the voting stock of such entities under “—Limitations on Sale, Issuance or Other Disposition of Voting Stock of the Bank and Certain Subsidiaries” above;

•	liens for taxes, assessments or other governmental charges or levies or liens imposed or required by law which are not overdue for a period of more than 30 days or are payable without penalty or which we are contesting in good faith by appropriate proceedings as long as we have set aside on our books adequate reserves to cover the contested amount; or

•	the lien of any judgment, if such judgment is discharged, or stayed on appeal or otherwise, within 60 days.

Defeasance

We may terminate or “defease” our obligations under the indenture with respect to the notes by taking the following steps:

•	depositing irrevocably with the trustee an amount which, through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the notes; and

•	delivering:

•	a written opinion of independent counsel that the holders of the notes will have no federal income tax consequences as a result of that deposit and termination;

•	if the notes are then listed on the New York Stock Exchange, a written opinion of counsel that those notes will not be delisted as a result of the exercise of this defeasance option;

•	a written opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

•	paying all amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other agreement or instrument and no default under the indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Modification and Waiver

We and the trustee may amend and modify the indenture with the consent of holders of at least a majority in principal amount of all the securities issued under the indenture and affected by such amendment or modification. However, without the consent of each noteholder, we may not amend or modify the indenture to:

•	change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, the notes;

•	reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the notes;

•	change the method of calculating interest or the place or currency of payment of principal or maturity consideration of, or any premium or interest on, the notes;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to the notes;

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required to waive any past default.

The holders of at least a majority in principal amount or issue price of the outstanding notes may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

We and the trustee may also amend and modify the indenture without the consent of any noteholder for any of the following purposes:

•	to evidence the succession of another person to us;

•	to add to our covenants for the benefit of the holders of the notes;

•	to add events of default;

•	to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to change or eliminate any of the provisions of the indenture, so long as any such change or elimination will become effective only when there is no outstanding note which is entitled to the benefit of that provision;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of noteholders are not adversely affected in any material respect under that indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee securing the notes;

•	to establish the form or terms of securities of any series;

•	to supplement any of the provisions of the indenture to facilitate the defeasance and discharge of the notes, so long that any such action shall not adversely affect the interests of noteholders; or

•	to provide for conversion rights of the holders of the notes to enable those holders to convert the notes into other of our securities.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•	the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

•	pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

•	perform and observe all of our other obligations under the indenture, and

•	we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indenture.

The indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Form, Denomination, Book-Entry Procedures and Transfer

Global Exchange Notes

The exchange notes initially will be represented by one or more global certificates registered in the name of Cede & Co., who is the agent for DTC, who will be the depositary for all of the exchange notes. Such exchange notes will be issued only as fully-registered securities registered in the name of Cede & Co. as DTC’s nominee.

Book-entry Procedures for Global Exchange Notes

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC’s participants are on file with the SEC.

Purchases of exchange notes under the DTC system must be made by or through direct participants, which will receive a credit for notes on DTC’s records. The ownership interest of each actual purchaser of each exchange note, the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the exchange notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in exchange notes, except in the event that use of the book-entry system for the exchange notes is discontinued.

To facilitate subsequent transfers, all exchange notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of exchange notes with DTC and their registration in the name of Cede & Co. or any other nominee do not elect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the exchange notes. DTC’s records reflect only the identity of the direct participants to whose accounts those exchange notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of DTC, Cede & Co., or any other nominee will consent or vote with respect to the exchange notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the exchange notes will be made to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or other nominee requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the exchange notes among DTC participants, DTC may discontinue providing its services as securities depository with respect to the exchange notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, definitive certificates for the notes are required to be printed and delivered to each holder.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates for the notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Notes

If DTC discontinues providing its services as a securities depositary with respect to the global exchange notes and a successor securities depositary is not obtained, or, if we, at our option, decide to discontinue use of the system of book-entry transfers through DTC, then the beneficial owners of the global exchange notes will be properly notified that definitive certificates of the exchange notes are available. The beneficial owners of the global exchange notes will then be entitled (1) to receive physical delivery in certificated form of exchange notes equal in principal amount to their beneficial interest and (2) to have the definitive certificates of the exchange notes registered in their names. The definitive certificates will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of that amount. Definitive certificates will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the certificates. DTC may base its instruction upon directions it receives from its participants. Thereafter, the holders of the definitive certificates will be recognized as the “holders” of the exchange notes under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive certificate, so long as the applicant furnishes us and the trustee with such evidence of ownership and such security and indemnity that we and the trustee require at that time.

In the event definitive certificates are issued, the holders of the definitive certificates will be able to receive payments of principal, interest and other amounts, if any, on the exchange notes at the office of our paying agent. Our paying agent is currently the corporate trust office of the trustee, currently located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the notes or by wire transfer of funds to that person at an account maintained within the United States.

We will have the right to require a holder of exchange notes, in connection with any payment on the exchange notes, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, interest or other amounts on an exchange note which remains unclaimed at the end of two years after the principal, interest or other amount has become due and payable will be repaid to us. After this time, the holder of the exchange note will be able to look only to us for payment.

In the event definitive certificates are issued, the holders of the definitive certificates will be able to transfer their exchange notes, in whole or in part, by surrendering the definitive certificates of the exchange notes for registration of transfer at the office of the trustee, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. Upon surrender, we will execute, and the trustee will authenticate and deliver new definitive certificates of the exchange notes to the designated transferee in the amount being transferred, and new definitive certificates of the exchange notes for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of an amount sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Regarding the Trustee

The occurrence of any default under the indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the Trust Indenture Act generally would require the trustee to eliminate that conflicting interest or resign as trustee with respect to the notes issued under the indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the notes.

The Trust Indenture Act also imposes certain limitations on the rights of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax consequences resulting from the exchange of the original notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described below, possibly with retroactive effect. This discussion discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This discussion does not deal, except as stated below, with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax exempt organizations, financial institutions, retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply the mark-to-market method of accounting, partnerships and other entities treated as pass-through for federal income tax purposes, expatriates, foreign persons, holders whose functional currency is not the United States dollar, and holders of the notes held as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” for federal income tax purposes, or as part of an integrated investment). This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders of exchange notes should consult their tax advisors as to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Offer

The issuance of the exchange notes to holders of the original notes pursuant to the terms set forth in this prospectus will not constitute an exchange for United States federal income tax purposes. Accordingly, a holder of original notes will not recognize any taxable gain or loss on the exchange of the original notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale, exchange, redemption, retirement, or other disposition of the exchange notes, the holder will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the original notes immediately before the exchange. In general, the issue price and other tax characteristics of the exchange notes should be identical to the issue price and other tax characteristics of the original notes exchanged.

Interest

Interest on an exchange note generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder’s method of accounting for United States federal income tax purposes.

Gain on Disposition

Upon the sale, exchange, redemption, retirement, or other disposition of an exchange note, a holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the exchange note. A holder’s adjusted tax basis in an exchange note will, in general, be the holder’s cost of the original note exchanged therefor pursuant to the exchange offer, less any principal payments received by such holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other disposition, the exchange note has been held (including the holding period of the outstanding note exchanged therefor pursuant to the exchange offer) for more than one year. Long-term capital gain recognized by an individual investor will generally be subject to reduced rates of taxation. Certain limitations may apply to the holder’s use of capital losses.

Non-U.S. Holders

A “Non-U.S. Holder” is a noteholder other than:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Payments to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax, provided the Non-U.S. Holder:

•	does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation that is related to us through stock ownership; or

•	is a bank receiving interest described in section 881(c)(3)(A) of the Code.

To qualify for this exemption from withholding, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the “withholding agent”) must have received a statement that provides the name and address of the Non-U.S. Holder.

The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, which is generally valid for the year of signature plus three additional years. Notwithstanding the above, a holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the exchange notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-U.S. Holder. A Non-U.S. holder who is not an individual or a corporation (or an entity treated as a corporation for federal income tax purposes) holding the exchange notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of exchange notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the exchange notes. If, however, a Non-U.S. Holder holds the exchange notes in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders including corporations, tax-exempt organizations, Non-U.S. Holders, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold at a rate currently equal to 28% on each payment of interest and principal (and premium, if any) and sales proceeds on the exchange notes.

Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS OR SUBSEQUENT VERSIONS THEREOF.

MATERIAL ERISA CONSIDERATIONS

General

The following is a summary of certain considerations associated with the exchange of the original notes for exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an exchange of original notes which are held as the assets of any Plan for exchange notes, a fiduciary should determine whether the disposition of the original notes and the investment in the exchange notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Any insurance company proposing to exchange original notes for exchange notes, which will involve assets of its general account, should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not any of our underlying assets were deemed to be “plan assets,” as described below, the disposition of the original notes and the acquisition and/or holding of the exchange notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the original notes are disposed and the exchange notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the disposition of the original notes and to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemption will be satisfied.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although no assurances can be given, we believe that neither the original notes nor the exchange notes will be considered “equity interests” and, also that Greater Bay will qualify as an “operating company,” each within the meaning of the Plan Assets Regulations. Therefore, we believe that our underlying assets will not be plan assets for purposes of ERISA and the Code.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might engage would constitute “prohibited transactions” under ERISA and/or the Code.

Representation

Accordingly, by surrender of the original notes and acceptance of the exchange notes, each purchaser of the exchange notes will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser holds its interest in the original notes and the exchange notes, no portion of such purchaser’s assets constitutes plan assets of any Plan or (ii) the disposition of the original notes and the acquisition and holding of the exchange notes by such purchaser will satisfy the conditions and requirements under a class exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code, and each subsequent transferee of the exchange notes will be deemed to have represented and warranted either that (i) for the entire period during which such transferee holds its interest in the exchange notes, no portion of such transferee’s assets constitutes plan assets of any ERISA Plan or (ii) the acquisition and holding of the exchange notes by such transferee will fall within a class exemption from the prohibited transaction rules under Section 406 of ERISA and/or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging original notes for exchange notes on behalf of, or with the assets of, any employee benefit plan, consult with their counsel to determine whether such employee benefit plan is subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

If we suspend the use of this prospectus, the 90-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those exchange notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL OPINION

The validity of the exchange notes will be passed upon for us by Linda M. Iannone, Esq., Senior Vice President, General Counsel and Secretary of Greater Bay. Ms. Iannone holds shares of common stock and options to acquire shares of Greater Bay common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Greater Bay Bancorp for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public over the Internet at a website maintained by the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes offered hereby. This prospectus is a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected as described above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement of which this prospectus is a part.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in documents that we file with it. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information in listed documents and future filings that is deemed not to be filed) until the exchange offer is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005, including all material incorporated by reference therein (File No. 000-25034);

•	The portions of the Proxy Statement for the annual meeting of shareholders held on May 31, 2005 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-25034);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005 (File No. 000-25034); and

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 000-25034); and

•	Current Reports on Form 8-K filed on January 28, 2005, February 1, 2005, February 4, 2005, February 18, 2005, February 22, 2005, March 2, 2005, March 8, 2005, March 14, 2005, March 17, 2005, March 23, 2005, April 15, 2005, April 27, 2005, May 2, 2005, June 23, 2005, July 7, 2005 and July 27, 2005 (File No. 000-25034).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these incorporated filings, without charge, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You may request copies by writing or telephoning Greater Bay Bancorp, 1900 University Avenue, 6th Floor, East Palo Alto, California 94303, Attention: Corporate Secretary, telephone (650) 813-8200. You may also obtain copies of some of these documents at our web site at http://www.gbbk.com. Information included or referenced to on our web site is not part of this prospectus.

Offer to Exchange

$150,000,000

5.125% Senior Notes, Series D, due April 15, 2010

Which Have Been Registered Under the Securities Act of 1933

for

Any and All of its Outstanding

5.125% Senior Notes Series C, due April 15, 2010

PROSPECTUS

August     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article VI of Greater Bay’s articles of incorporation provides that Greater Bay shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article VI also provides for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of Greater Bay. If agents of Greater Bay breach a duty to Greater Bay and its shareholders, then Article VI authorizes Greater Bay, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of Greater Bay in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates Greater Bay’s indemnification of agents where the agent’s defense is successful on the merits. In other cases, Section 317 allows Greater Bay to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of Greater Bay’s Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, Greater Bay can indemnify an agent even when the agent is found liable. Section 317 also allows Greater Bay to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse Greater Bay if the agent is found liable. Greater Bay has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. Greater Bay also maintains directors’ and officers’ liability insurance.

The resale registration rights agreement with respect to the offering of securities registered hereunder provides in certain instances, for indemnification of Greater Bay and its officers and directors who signed this registration statement by the holders of the securities registered hereunder, against certain liabilities including liabilities under the Securities Act of 1933.

Item 21. Exhibits

(a) Exhibits

4.1	Indenture dated as of March 24, 2003 between Greater Bay Bancorp and Wilmington Trust Company, as trustee.(1)

4.2	Officers’ Certificate pursuant to Section 3.01 of the Indenture setting forth the terms of the 5.125% Senior Notes, Series C, due April 15, 2010 and the 5.125% Senior Notes, Series D, due April 15, 2010.(2)

4.3	Form of Global Note relating to the 5.125% Senior Notes, Series D, due April 15, 2010.*

4.4	Form of 144A Global Note relating to the 5.125% Senior Notes, Series C, due April 15, 2010.*

4.5	Form of Certificated Note relating to the 5.125% Senior Notes, Series C, due April 15, 2010.*

4.6	Form of Regulation S Global Note relating to the 5.125% Senior Notes, Series C, due April 15, 2010.*

4.7	Registration Rights Agreement dated April 12, 2005 between Greater Bay Bancorp and the Initial Purchaser.(3)

5.1	Opinion and Consent of Linda M. Iannone, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Linda M. Iannone, Esq. (included in Exhibit 5.1 above).*

24	A power of attorney is set forth on the signature page of the Registration Statement.*

25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the indenture.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Letter of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Client Letter.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

99.6	Form of Exchange Agent Agreement.*

*	Previously Filed
(1)	Incorporated by reference from Greater Bay Bancorp’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2003.
(2)	Incorporated by reference from Greater Bay Bancorp’s Current Report on Form 8-K filed with the SEC on April 15, 2005.
(3)	Incorporated by reference from Greater Bay Bancorp’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) For purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Palo Alto, State of California, on August 15, 2005.

GREATER BAY BANCORP

By:	/s/ BYRON A. SCORDELIS
Byron A. Scordelis President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BYRON A. SCORDELIS Byron A. Scordelis	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2005

/s/ JAMES S. WESTFALL James S. Westfall	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 15, 2005

/s/ KAMRAN HUSAIN Kamran Husain	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 15, 2005

/s/ FREDERICK J. DE GROSZ* Frederick J. de Grosz	Director	August 15, 2005

/s/ JOHN M. GATTO* John M. Gatto	Director	August 15, 2005

/s/ DAVID L. KALKBRENNER* David L. Kalkbrenner	Director	August 15, 2005

/s/ ROBERT B. KAPLAN* Robert B. Kaplan	Director	August 15, 2005

/s/ DANIEL G. LIBARLE* Daniel G. Libarle	Director	August 15, 2005

/s/ ARTHUR K. LUND* Arthur K. Lund	Director	August 15, 2005

/s/ GEORGE M. MARCUS* George M. Marcus	Director	August 15, 2005

/s/ DUNCAN L. MATTESON* Duncan L. Matteson	Director	August 15, 2005

Signature	Title	Date
/s/ GLEN MCLAUGHLIN* Glen McLaughlin	Director	August 15, 2005

/s/ LINDA R. MEIER* Linda R. Meier	Director	August 15, 2005

/s/ THOMAS E. RANDLETT* Thomas E. Randlett	Director	August 15, 2005

/s/ DONALD H. SEILER* Donald H. Seiler	Director	August 15, 2005

/s/ JAMES C. THOMPSON* James C. Thompson	Director	August 15, 2005

*By	/S/ JAMES S. WESTFALL James S. Westfall, Attorney-in-Fact

INDEX TO EXHIBITS

4.1	Indenture dated as of March 24, 2003 between Greater Bay Bancorp and Wilmington Trust Company, as trustee.(1)

4.2	Officers’ Certificate pursuant to Section 3.01 of the Indenture setting forth the terms of the 5.125% Senior Notes, Series C, due April 15, 2010 and the 5.125% Senior Notes, Series D, due April 15, 2010.(2)

4.3	Form of Global Note relating to the 5.125% Senior Notes, Series D, due April 15, 2010.*

4.4	Form of 144A Global Note relating to the 5.125% Senior Notes, Series C, due April 15, 2010.*

4.5	Form of Certificated Note relating to the 5.125% Senior Notes, Series C, due April 15, 2010.*

4.6	Form of Regulation S Global Note relating to the 5.125% Senior Notes, Series C, due April 15, 2010.*

4.7	Registration Rights Agreement dated April 12, 2005 between Greater Bay Bancorp and the Initial Purchaser.(3)

5.1	Opinion and Consent of Linda M. Iannone, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Linda M. Iannone, Esq. (included in Exhibit 5.1 above).*

24	A power of attorney was set forth on the signature page of the Registration Statement.*

25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the indenture.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Letter of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Client Letter.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

99.6	Form of Exchange Agent Agreement.*

*	Previously Filed
(1)	Incorporated by reference from Greater Bay Bancorp’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2003.
(2)	Incorporated by reference from Greater Bay Bancorp’s Current Report on Form 8-K filed with the SEC on April 15, 2005.
(3)	Incorporated by reference from Greater Bay Bancorp’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005.